Exhibit 99.2

Onconova Announces Closing of Initial Public Offering and Full Exercise of Over-Allotment Option

NEWTOWN, PA July 30, 2013 — Onconova Therapeutics, Inc. (NASDAQ: ONTX) today announced the closing of its initial public offering of 5,941,667 shares of common stock at a public offering price of $15.00 per share, before underwriting discounts, including 775,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares at the same price to cover over-allotments.  As a result, aggregate net proceeds to the Company, after underwriting discounts and commissions and other estimated offering expenses, were approximately $79.6 million.

Citigroup and Leerink Swann acted as joint bookrunning managers for the offering. Piper Jaffray and Janney Montgomery Scott acted as co-managers.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on July 24, 2013. Copies of the final prospectus relating to this offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by email at batprospectusdept@citi.com, or by phone at 1-800-831-9146; or from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 4814, or by email at Syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer. Onconova’s clinical and pre-clinical stage drug development candidates are derived from its extensive chemical library and are designed to work against specific cellular pathways that are important in cancer cells, while causing minimal damage to normal cells. In addition to rigosertib, the Company’s most advanced product candidate, two other candidates are in clinical trials, and several candidates are in pre-clinical stages.

Contacts:

Onconova Therapeutics

Benjamin Hoffman, 267-759-3680

bhoffman@onconova.us

or

Media:

MacDougall Biomedical Communications

Chris Erdman, 781-235-3060

chris@macbiocom.com